SCHEDULE 14A

                     SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or
     Section 240.14a-12

                  Entertainment Properties Trust
         (Name of Registrant as Specified In Its Charter)

_________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     1)   Title of each class of securities to which transaction
          applies:
     _________________________________________________________________

     2)   Aggregate number of securities to which transaction
          applies:
     _________________________________________________________________

     3)   Per unit price or other underlying value of transaction
          computed pursuant to Exchange Act Rule 0-11 (set forth
          the amount on which the filing fee is calculated and
          state how it was determined):
     _________________________________________________________________

     4)   Proposed maximum aggregate value of transaction:
     _________________________________________________________________

     5)   Total fee paid:
     _________________________________________________________________

[ ]   Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  1)  Amount Previously Paid:
  ______________________________________________________________

  2)  Form, Schedule or Registration Statement No.:
  ______________________________________________________________

  3)  Filing Party:
  ______________________________________________________________

  4)  Date Filed:
  ______________________________________________________________

                  ENTERTAINMENT PROPERTIES TRUST
                   1200 MAIN STREET, SUITE 3250
                   KANSAS CITY, MISSOURI 64105

             NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                    TO BE HELD ON MAY 13, 1998

     NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders of Entertainment Properties Trust, a Maryland real estate investment trust (the "Company"), will be held at the Leawood Town Center 20 Theatres, located at 11701 Nall, Leawood, Kansas 66211 on Wednesday, May 13, 1998, commencing at 10:00 A.M., local time, and thereafter as it may from time to time be adjourned, for the following purposes:

     1. To elect a trustee to hold office for a term expiring at the 2001 Annual Meeting of the Shareholders of the Company and until his successor is duly elected and qualified or until his earlier resignation or removal;

     2. To consider and act upon ratification and approval of the selection of the accounting firm of Ernst & Young
          LLP as the Company's independent auditors for the year ending December 31, 1998; and

     3. To transact such other business as may properly come before the meeting and any adjournment or adjournments thereof.

     The Board of Trustees of the Company has fixed the close of business on March 17, 1998 as the record date for determination of the shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment or adjournments thereof.

     All shareholders are cordially invited to attend the meeting. Whether or not you intend to be present at the meeting, the Board of Trustees of the Company solicits you to sign, date and return the enclosed proxy card promptly. A prepaid return envelope is provided for this purpose. You may revoke your proxy at any time before it is exercised and it will not be used if you attend the meeting and prefer to vote in person. Your vote is important and all shareholders are urged to be present in person or by proxy.

                              By Order of the Board of Trustees



                              David M. Brain
                              Secretary and Chief
                              Financial Officer

March 30, 1998
Kansas City, Missouri

                  ENTERTAINMENT PROPERTIES TRUST
                   1200 MAIN STREET, SUITE 3250
                   KANSAS CITY, MISSOURI 64105

                        __________________

                         PROXY STATEMENT
                        __________________

                  ANNUAL MEETING OF SHAREHOLDERS
                     TO BE HELD MAY 13, 1998

                        __________________

                           INTRODUCTION

     This Proxy Statement is being furnished to the shareholders of Entertainment Properties Trust, a Maryland real estate investment trust ("EPT" or the "Company"), in connection with the solicitation of proxies by the Board of Trustees of the Company for use at the Annual Meeting of Shareholders to be held on Wednesday, May 13, 1998, and at any adjournment or adjournments thereof (the "Annual Meeting"). The Annual Meeting will commence at 10:00 a.m., local time, and will be held at the Leawood Town Center 20 Theatres (one of the Company's portfolio properties), located at 11701 Nall, Leawood, Kansas 66211.

     This Proxy Statement and the enclosed form of proxy were first mailed to the Company's shareholders on or about April 15, 1998.

PROXIES

     You are requested to complete, date and sign the enclosed form of proxy and return it promptly to the Company in the enclosed postage prepaid envelope. Shares represented by properly executed proxies will, unless such proxies previously have been revoked, be voted in accordance with the shareholders' instructions indicated in the proxies. If no instructions are indicated, such shares will be voted in favor of the election of the nominee for trustee named in this Proxy Statement, in favor of ratifying the selection of the accounting firm of Ernst & Young LLP as the Company's independent auditors for the current year, and, as to any other matter that properly may be brought before the Annual Meeting, in accordance with the discretion and judgment of the appointed proxies. A shareholder who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by filing written notice of revocation with the Secretary of the Company, by executing and delivering to the Secretary of the Company a proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.

VOTING AT THE MEETING

     For purposes of voting on the proposals described herein, the presence in person or by proxy of shareholders holding a majority of the Company's total outstanding common shares of beneficial interest, $0.01 par value per share (each a "Share" and collectively the "Shares"), shall constitute a quorum at the Annual Meeting. Only holders of record of Shares as of the close of business on March 17, 1998 (the "Record Date"), are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or adjournments thereof. As of the Record Date, 13,860,100 Shares were outstanding and entitled to be voted at the Annual Meeting. Each Share is entitled to one vote on each matter properly to come before the Annual Meeting. Shares represented by a proxy which directs that the Shares be voted to abstain or to withhold a vote on any matter will be counted in determining whether a quorum is present. Shares as to which there is a broker non-vote (i.e., when a broker holding Shares for clients in street name is not permitted to vote on certain matters without instruction) also will be counted for quorum purposes.

     Trustees are elected by a plurality (a number greater than those cast for any other candidates) of the votes cast, in person or by proxy, of shareholders entitled to vote at the Annual Meeting for that purpose. The affirmative vote of a majority of the Shares, represented in person or by proxy and entitled to vote at the Annual Meeting, is required for (i) the ratification of the selection of Ernst & Young LLP as the Company's independent auditors, and (ii) the approval of such other matters as may properly come before the Annual Meeting or any adjournment thereof.

     A shareholder entitled to vote for the election of the trustee may withhold authority to vote for the nominee for trustee. In addition, a shareholder entitled to vote with respect to any other matters at the Annual Meeting may abstain from voting on such matters. With respect to the election of the trustee, votes withheld from the nominee will be excluded from the vote and will have no effect. Abstentions from the proposal to approve the ratification of the selection of the Company's independent auditors or any other proposal shall be treated as votes against the particular proposal. Broker non-votes on any proposal to be voted on at the Annual Meeting are treated as Shares as to which voting power has been withheld by the respective beneficial holders and, therefore, as Shares not entitled to vote on the proposal as to which there is the broker non-vote.

SOLICITATION OF PROXIES

     This solicitation of proxies for the Annual Meeting is being made by the Company's Board of Trustees. The Company will bear all costs of such solicitation, including the cost of preparing and mailing this Proxy Statement and the enclosed form of proxy. After the initial mailing of this Proxy Statement, proxies may be solicited by mail, telephone, telegram, facsimile transmission or personally by trustees, officers, employees or agents of the Company. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting materials to beneficial owners of Shares held of record by them, and their reasonable out-of-pocket expenses, together with those of the Company's transfer agent, will be paid by the Company.

     A list of shareholders entitled to vote at the Annual Meeting will be available for examination at least ten days prior to the date of the Annual Meeting during normal business hours at the principal executive offices of the Company located at 1200 Main Street, Suite 3250, Kansas City, Missouri. The list also will be available at the Annual Meeting.


                              ITEM 1

                       ELECTION OF TRUSTEE

     The Company's Board of Trustees currently consists of five trustees. The Declaration of Trust of the Company divides the Board of Trustees into three classes of trustees, with the trustees serving staggered terms of three years and until their respective successors are duly elected and qualified or until their respective earlier resignation or removal; provided, however, the initial Class I trustees were elected to a one-year term (expiring in 1998), the initial Class II trustees were elected to a two-year term (expiring in 1999), and the initial Class III trustees were elected to a three-year term (expiring in 2000). The present term of Scott H. Ward, the one trustee in Class I, expires at this Annual Meeting. Trustees in Class II (Robert L. Harris and Robert J. Druten) and Class III (Peter C. Brown and Charles S. Paul) have been elected to terms expiring at the time of the annual meetings of shareholders in 1999 and 2000, respectively.

     One of the purposes of this Annual Meeting is to elect a trustee in Class I to serve for a three-year term expiring at the annual meeting of shareholders in 2001 and until his successor is duly elected and qualified or until his earlier resignation or removal. The Board of Trustees has designated Scott H. Ward as the nominee proposed for election at the Annual Meeting. Unless authority to vote for the nominee is withheld, it is intended that the Shares represented by properly executed proxies in the form enclosed will be voted for the election as trustee of the nominee. In the event that the nominee should become unavailable for election, it is intended that the Shares represented by the proxies will be voted for the election of such substitute nominee as may be designated by the Board of Trustees, unless the authority to vote for the nominee who has ceased to be a candidate has been withheld. The nominee has indicated his willingness to serve as a trustee if elected, and the Board of Trustees has no reason to believe that the nominee will be unavailable for election.

     THE BOARD OF TRUSTEES RECOMMENDS THAT YOU VOTE FOR THE
ELECTION OF SCOTT H. WARD AS THE TRUSTEE OF CLASS I.

     The Company's Declaration of Trust and Bylaws provide that advance notice of shareholder nominations for the election of trustees must be given. With respect to this Annual Meeting, written notice of a shareholder's intent to make a nomination at the meeting must be received by the Company's Secretary at the Company's principal executive offices not later than the close of business on April 24, 1998. At future meetings of shareholders, notice of nominations or other business to be brought before the meeting must be delivered to the Company's Secretary at the Company's principal executive offices not later than 60 days nor earlier than 90 days prior to the first anniversary of the previous year's annual meeting. In the event that the date of the annual meeting of shareholders is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, however, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by the Company. In no event will the public announcement of a postponement or adjournment of an annual meeting to a later date or time commence a new time period for the giving of a shareholder's notice as described above. However, in the event that the number of trustees to be elected to the Board of Trustees is increased and there is no public announcement by the Company naming all of the nominees for trustee or specifying the size of the increased Board of Trustees at least 70 days prior to the first anniversary of the preceding year's annual meeting, a shareholder's notice will be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the Secretary at the principal executive offices of the Company not later than the close of business on the tenth day following the day on which such public announcement is first made by the Company.

     The shareholder's notice of nomination must contain (i) as to each person whom the shareholder proposes to nominate for election or reelection as a trustee all information relating to such person that is required to be disclosed in solicitations of proxies for election of trustees in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (including such person's written consent to being named in the proxy statement as a nominee and to serving as a trustee if elected); (ii) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and of the beneficial owner, if any, on whose behalf the proposal is made;
and (iii) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (x) the name and address of such shareholder, as they appear on the Company's books, and of such beneficial owner and (y) the number of each class of Shares of the Company which are owned beneficially and of record by such shareholder and such beneficial owner. If no such notice has been received, the chairman of the Annual Meeting is entitled to refuse to acknowledge the nomination of any person which is not made in compliance with the foregoing procedure. The Board of Trustees does not know if, and has no reason to believe that, anyone will attempt to nominate another candidate for trustee at this Annual Meeting.

THE NOMINEE AND TRUSTEES CONTINUING IN OFFICE

     The following table sets forth certain information with respect to the person nominated by the Board of Trustees for election as a Class I trustee at the Annual Meeting and each trustee whose term of office will continue after the Annual Meeting.
                                PRESENT
                                POSITION
                                WITH THE               TRUSTEE
     NAME           AGE          COMPANY                SINCE

NOMINEES
CLASS I:  TERM TO EXPIRE IN 2001

Scott H. Ward       40             Trustee                1997

DIRECTORS CONTINUING IN OFFICE
CLASS II:  TERM TO EXPIRE IN 1999

Robert L. Harris    39             President, Chief
                                   Development Officer    1997
                                   and Trustee
Robert J. Druten    50             Trustee                1997

CLASS III:  TERM TO EXPIRE IN 2000
Peter C. Brown      39             Chairman of the Board
                                   of Trustees            1997
Charles S. Paul     48             Trustee                1997

     The business experience of each of the trustees of the Company during the last five years is as follows:

     Scott H. Ward has served as Co-President of Russell Stover Candies, Inc. and Whitman's Candies, Inc. since 1993 and as a Vice President of Castle Mountain Ranch, Inc. since 1981. From
March 1993 to January 1997 he additionally served as the Chief Financial Officer of Russell Stover Candies, Inc. and Whitman's Candies, Inc. From 1981 to 1993 he served as a Vice President of Russell Stover Candies, Inc. Mr. Ward received a Bachelor of Science in business from the University of Kansas and a Masters of Business Administration from the University of Texas.

     Robert L. Harris has served as President, Chief Development Officer and Trustee of the Company since August 1997. From 1992 until joining the Company, he was employed by AMC Entertainment, Inc. ("AMCE"), most recently serving as a Senior Vice President of AMCE's subsidiary, American Multi-Cinema, Inc. ("AMC") in charge of its international efforts. From 1980 to 1992, Mr. Harris was employed by Carlton Browne & Company, a California-based real estate developer, serving as its President from 1985 to 1992.
During such employment, Mr. Harris was in charge of development projects totaling in excess of 3.0 million square feet, including more than 900,000 square feet of commercial/retail development.
Mr. Harris is a director of Imperial Bancorp's Financial Group and serves on the Board of Pepperdine University's George L. Graziadio School of Business and Management. Mr. Harris is an alumnus of the University of Southern California. Mr. Harris is a member of the International Council of Shopping Centers (ICSC) and was a speaker at the last two regional conferences on Entertainment Themed Retail Centers ("ETRCs").

     Robert J. Druten is currently Vice President-Administration, Chief Financial Officer and a Corporate Officer of Hallmark Cards Incorporated. From 1991 to 1994, Mr. Druten served as Executive Vice President and Chief Financial Officer of Crown Media, Inc., a cable communications subsidiary of Hallmark Cards. From 1989 to 1991, Mr. Druten served as Vice President of Corporate Development and as a Corporate Officer of Hallmark. Mr. Druten is a member of the Hallmark Cards Holdings, Ltd. board of directors and a member of the Hallmark Entertainment, Inc. board of directors. Mr. Druten received a Bachelor of Arts in economics from University of Kansas and a Masters in Business Administration from Rockhurst College.

     Peter C. Brown has served as Chairman of the Board of Trustees of the Company since August 1997 and as a Director of AMCE and AMC since 1992. Mr. Brown was appointed President of AMCE on January 10, 1997. Mr. Brown served as Executive Vice President of AMCE from 1994 to 1997. Mr. Brown has served as Executive Vice President of AMC since 1994, and as Chief Financial Officer of AMCE and AMC since 1991. Mr. Brown served as Senior Vice President of AMCE and AMC from 1991 until his appointment as Executive Vice President in August 1994. Mr. Brown served as Treasurer of AMCE and AMC from 1992 through 1994. Mr. Brown served as a consultant to AMCE from October 1990 to October 1991. Prior to serving as a consultant to AMCE, Mr. Brown was a Vice President at DJS Inverness, Inc., an investment banking firm located in New York City. Mr. Brown is a graduate of the University of Kansas.

     Charles S. Paul has served as Chairman and Chief Executive Officer of Sega Gameworks, L.L.C. since 1996. Prior to that time, Mr. Paul served as Executive Vice President and a Director of MCA Inc. Before joining MCA in 1985, Mr. Paul served in various positions at Atari Inc., including President of the coin-operated game division. Mr. Paul also serves as a director of National Golf Properties, Inc.

ARRANGEMENTS OR UNDERSTANDINGS

     There is no arrangement or understanding between any trustee and any other person pursuant to which such trustee was selected as a trustee.

COMPENSATION OF TRUSTEES

     The Company pays an annual retainer of $18,000 to each of its trustees who is not an officer or employee of the Company or any of its affiliates (a "Non-Employee Trustee"). The annual retainer is to be paid 50% in cash and 50% in Shares. A Non-Employee Trustee may elect to receive all of the retainer in Shares and may also elect to defer payment of his annual retainer under the Company's
Deferred Compensation Plan for Non-Employee Trustees (the "Deferred Compensation Plan"). Such trustees also receive $1,000 for each Board meeting attended, which is paid in cash. Non-employee chairpersons of Board committees will receive $1,250 payable in cash for each committee meeting attended and non-employee members of the Board committees will receive $750 payable in cash for each committee meeting attended. Employees of the Company or its affiliates who are trustees will not be paid any trustee fees.
Trustees will be reimbursed for any out-of-town travel expenses incurred in connection with attendance at Board meetings. In addition, pursuant to the Company's 1997 Share Incentive Plan, each Non-Employee Trustee was entitled to receive an option to purchase
10,000 Shares on the effective date of the Company's Registration
Statement for its initial public offering (or the date such person first became a Non-Employee Trustee) and will automatically receive an option to purchase 3,333 Shares on the date of each subsequent annual meeting of shareholders at a price per Share equal to the closing price on such annual meeting date. The initial options awarded to Non-Employee Trustees vest in equal increments over a three year period. Annual options granted to Non-Employee Trustees vest after one year. Such options will expire after ten years unless sooner terminated by reason of the trustee's termination of service as a trustee. Except in the case of disability or death, such options terminate 90 days after termination of service. In the event of disability or death, they will terminate one year after such event. Notwithstanding the foregoing, upon a change in control of the Company, all options become vested and exercisable in full.

     Pursuant to the Deferred Compensation Plan, each Non-Employee Trustee may elect to defer all or a portion of his or her annual retainer and meetings fees earned as a member of the Board of Trustees. All amounts deferred under the Deferred Compensation Plan will be credited to each participant's share unit account which will be based on the number of Shares that a participant has elected to defer and the amount of any cash a participant elected to defer if such cash were converted into Shares based on the value of the Shares on the date of deferral. Any dividends paid on the Shares during the term of the Deferred Compensation Plan will be deemed to be paid on Share units held in a participant's share unit account and such dividends will be converted into additional Share units. When a participant elects to participate in the Deferred Compensation Plan, he must elect whether he will receive payments from the Plan after termination of his status as a trustee in a lump-sum or in substantially equal payments over a period not to exceed 10 years. Notwithstanding the foregoing, upon a change in control of the Company, all amounts will be paid in a lump-sum following termination. All payments made under the Deferred Compensation Plan will be made in Shares equal in number to the number of share units allocated to a participant's share unit account; provided, however, that cash payments will be made in lieu of fractional shares.

MEETINGS OF THE BOARD AND COMMITTEES

     During 1997 the Board of Trustees of the Company held one meeting which was attended by all the trustees. No meetings of committees of the Board of Trustees were held during 1997. It should be noted that the Company's trustees discharge their responsibilities throughout the year, not only at Board of Trustee and committee meetings, but also through personal meetings and other communications with members of management and others regarding matters of interest and concern to the Company.

     Pursuant to the Company's Bylaws, the Board of Trustees has established Audit and Compensation Committees of the Board of Trustees. There currently is not an Executive Committee or committees performing similar functions of the Board of Trustees.

     The Audit Committee assists the Board of Trustees in fulfilling its responsibilities with respect to the Company's accounting and financial reporting practices and in addressing the scope and expense of audit and related services provided by the Company's independent auditors. The Audit Committee is responsible for recommending the appointment of the Company's independent auditors and reviewing the terms of their engagement, reviewing the Company's policies and procedures with respect to internal auditing, accounting and financial controls and reviewing the scope and results of audits and any auditor recommendations. The current members of the Audit Committee are Robert J. Druten, Chairman, and Charles S. Paul. The Audit Committee was created on December 16, 1997, but did not meet in 1997.

     The Compensation Committee makes recommendations to the Board of Trustees regarding the compensation and benefits of the Company's executive officers and members of the Board of Trustees. The current members of the Compensation Committee are Robert J. Druten, Chairman, and Scott H. Ward. The Compensation Committee was created on December 16, 1997, but did not meet in 1997.

           EXECUTIVE COMPENSATION AND OTHER INFORMATION

EXECUTIVE COMPENSATION

     The following table sets forth for the year ended December 31, 1997, the compensation of the Company's President and of each of the Company's other most highly compensated executive officers whose remuneration for 1998 will be in excess of $100,000 for services to the Company in all capacities:



                                SUMMARY COMPENSATION TABLE

                                                         Long Term Compensation
                 Annual Compensation                    Awards             Payouts

                                    Other                        Securities
Name and                            Annual   Restricted          Underlying          All Other
Principal                           Compen-  Share               Options/  LTIP      Compen-
Position   Year     Salary/1/ Bonus sation   Award(s)($)/2/ SARs(#)/3/     Payouts   sation


Robert L.
 Harris
  President,
  Chief
  Development
  Officer and
  Trustee  1997     $225,000  /4/     --       $800,000          40,000      --         --

David M.
 Brain
  Chief
  Financial
  Officer  1997     $175,000  /4/     --       $400,000          20,000      --         --


/1/  Amounts given are annualized salaries effective for the year ended December 31, 1997.

/2/  These Shares are entitled to receive distributions to the extent paid by the Company.

/3/  All options will vest in 20% increments at the end of each of the first five years following the public offering, and will be exercisable at a price per Share equal to the initial public offering price per
     Share.

/4/  Amount of bonus is contingent on performance measures.  See "Compensation Programs Annual Incentive
     Program."


<TABLE\>


Employment Agreements

     The Company has entered into employment agreements with Robert
L. Harris and David M. Brain, pursuant to which Mr. Harris will serve as the President and Chief Development Officer and Mr. Brain
will serve as the Chief Financial Officer of the Company, each for a period of two years (extendable at the option of the Company) at an initial annual compensation of $225,000 and $175,000,
respectively, subject to any increases in base compensation
approved by the Compensation Committee. Upon consummation of certain formation transactions, Mr. Harris and Mr. Brain will receive a signing bonus of $40,000 and $30,000, respectively. Such agreements provide for awards under the Entertainment Properties
Trust 1997 Share Incentive Plan (the "Share Incentive Plan")
described below under "Compensation Programs   Share Incentive Plan
  Awards Made Under the Share Incentive Plan" and for annual performance-based bonuses at maximum, target and threshold levels equal to 60%, 40% and 20% of base salary for Mr. Harris and 40%,
20% and 10% of base salary for Mr. Brain. Under such agreements, if either Mr. Harris or Mr. Brain is terminated by the Company without cause or if either terminates his employment as a result of a material breach of his employment agreement by the Company, he will be entitled to receive an amount equal to his base salary plus target performance bonus over the unexpired term of his employment agreement.

COMPENSATION PROGRAMS

     The Company has implemented various compensation programs (the
"Compensation Programs") to attract and retain trustees, executive officers and other key employees of the Company, to provide incentives to such persons to maximize the Company's Funds from Operations and to enable trustees, executive officers and other key employees of the Company to participate in the ownership of the Company. The Annual Incentive Program provides for the payment of certain incentive payments based on performance. The Share
Incentive Plan provides executive officers the opportunity to purchase Shares (the "Share Purchase Program"), the grant of restricted Shares or restricted share units (the "Restricted Share
Program") and the award to executive officers and other key employees of the Company of nonqualified options and incentive options to purchase Shares (the "Share Option Program"). The Share
Incentive Plan also provides for performance-based restricted Share and unit awards and other awards whose value is based on Shares and which may be paid in cash or Shares or a combination thereof.
Performance-based Share and unit awards under the Share Incentive
Plan may be based upon the same criteria as awards under the Annual
Incentive Program described below. The maximum number of performance Shares subject to an award to an employee subject to the deductibility limitations of Section 162(m) of the Internal
Revenue Code of 1986, as amended (the "Code") will not exceed
250,000 for each 12 months during a performance period (or, to the extent such award is paid in cash, the maximum dollar amount of such award is the equivalent cash value of such number of Shares).
Upon the occurrence of a change in control of the Company, all performance conditions will be deemed satisfied. No such awards are presently contemplated, however.

     The Compensation Programs will be administered by the Compensation Committee, which is authorized to select from among the eligible employees of the Company individuals to whom incentive and other Share-based awards are to be granted and to determine the number of Shares to be subject thereto and the terms and conditions thereof. The Compensation Committee is also authorized to adopt, amend and rescind rules relating to the administration of any such compensation programs. No member of the Compensation Committee is eligible to participate in any Compensation Program other than as a non-employee trustee of the Company.

     ANNUAL INCENTIVE PROGRAM. The Annual Incentive Program provides for incentive payments to employees designated by the Compensation Committee. Such payments may not exceed $300,000 or 60% of the employee's base salary, whichever is less, and will be based on performance measured against a target or the achievement of certain strategic objectives relating to one or more of the following criteria: revenue, revenue growth, EBITDA, EBITDA growth, Funds from Operations, Funds from Operations per Share and per Share growth, Cash Available for Distribution, Cash Available for
Distribution per Share and per Share growth, net earnings, earnings per share, earnings per share growth, return on equity, return on assets, share price performance on an absolute basis and relative to an index, attainment of expense levels and completion of critical projects. For the Company's initial fiscal year, awards will be based on Funds from Operations. Maximum, target and threshold levels will be set for each participant at the time of grant. Such levels will be 60%, 40%, and 20% of base salary for Mr. Harris and 40%, 20% and 10% of base salary for Mr. Brain. All or part of the incentive payments may be paid in unrestricted
Shares at the participant's option.

     SHARE INCENTIVE PLAN. Pursuant to the Share Incentive Plan, employees and trustees of the Company or any of its subsidiaries are eligible to receive options, restricted Shares, restricted
Share units, performance Shares, performance Share units and other
Share awards or awards based on the value of the Shares. The purpose of the Share Incentive Plan is to enable the Company to attract and retain employees and trustees of outstanding ability and to provide employees and trustees with an interest in the Company parallel to that of the Company's shareholders.








     SHARE PURCHASE PROGRAM. Pursuant to the Share Incentive Plan, the Company may provide participants the opportunity to purchase
Shares at the fair market value of such Shares at time of purchase.
Such Shares may be subject to certain transfer restrictions and other conditions as the Compensation Committee may determine at the time of grant. It is the intention of the Company that after five years, participation by certain officers in the Share Incentive
Plan will be contingent upon his or her ownership of Shares with a value equal to a multiple of the executive's then existing base salary.

     RESTRICTED SHARE PROGRAM.  Pursuant to the Share Incentive
Plan, the Company may grant restricted Shares or restricted Share units from time to time to employees of the Company. Restricted
Shares and restricted Share units shall be subject to such terms and conditions as the Compensation Committee may determine at the time of grant. Restricted Shares may also be sold to participants at various prices (or issued without monetary consideration) and may be made subject to such restrictions as may be determined by the Compensation Committee. In general, restricted Shares may not be sold or otherwise transferred or hypothecated until the restrictions are removed by the Compensation Committee or expire.
Grantees of restricted Shares, unlike recipients of Share options, will have voting rights and will receive distributions declared by the Company prior to the time such restrictions lapse. All restrictions on restricted Shares lapse upon the occurrence of a change in control, as defined in the Share Incentive Plan.
Restricted Share units may be paid in cash or Shares or a combination thereof, all at the discretion of the Compensation
Committee.

     SHARE OPTION PROGRAM. Pursuant to the Share Incentive Plan, the Company may grant options to purchase Shares from time to time to employees of the Company. Options may be either nonqualified options or incentive options (for employees only) and may also be issued to participants at various prices and may be made subject to such restrictions as may be determined by the Compensation
Committee.

     Nonqualified options, if granted, will provide for the right to purchase Shares at a specific price that may be less than the fair market value of Shares on the grant date and usually will become exercisable in installments after the grant date.
Nonqualified options may be granted for any reasonable term, not to exceed ten years, and may be transferrable in certain limited circumstances.

     Incentive options, if granted, will be designed to comply with the "incentive stock option" provisions of the Code and will be subject to restrictions contained therein, including that the exercise price must generally equal at least 100% of the fair market value of Shares on the grant date and that the term generally must not exceed ten years. Incentive options may be modified after the grant date to disqualify them from treatment as "incentive stock options."

     SHARES SUBJECT TO THE SHARE INCENTIVE PLAN.  A maximum of
1,500,000 Shares (including the 270,000 Shares awarded or reserved pursuant to the awards made prior to the consummation of the Company's public offering), subject to adjustment in the event of certain corporate events, are reserved for issuance under the Share
Incentive Plan. The limit on the number of shares subject to options granted to any one individual is 750,000 shares so long as the grant does not violate the ownership limit or cause the Company to fail to qualify as a REIT for federal income tax purposes.

     AWARDS MADE UNDER THE SHARE INCENTIVE PLAN. Prior to the consummation of the public offering, pursuant to the Share
Incentive Plan and the award agreements entered into thereunder, the Company lent approximately $1.6 million to Robert L. Harris to purchase 80,000 Shares at the initial public offering price pursuant to the Share Purchase Program. In addition, Mr. Harris was granted (i) 40,000 restricted Shares pursuant to the Restricted
Share Program and (ii) options to purchase 40,000 Shares pursuant to the Share Option Program.

     Prior to the consummation of the public offering, pursuant to the Share Incentive Plan and the award agreements entered into thereunder, the Company lent approximately $800,000 to David M.
Brain to purchase 40,000 Shares at the initial public offering price pursuant to the Share Purchase Program. In addition, Mr. Brain was granted (i) 20,000 restricted Shares pursuant to the Restricted Share Program and (ii) options to purchase 20,000 Shares pursuant to the Share Option Program.

     The borrowings by Mr. Harris and Mr. Brain to purchase Shares are evidenced by full recourse notes bearing interest at 6.1% per annum. Interest accumulates and is added to principal. The notes are payable in three annual installments commencing on the third and ending on the fifth anniversary date of the notes. The
Compensation Committee may forgive a note after application of proceeds from the sale of shares following a change in control or termination of employment by reason of death, disability, normal retirement or without cause.

     The term of the options granted to Mr. Harris and Mr. Brain is ten years from the date of grant. Each such option vests in 20% increments at the end of each of five years following the public offering, and will be exercisable at a price per Share equal to the initial public offering price. Upon the occurrence of a change in control, all options will automatically become vested and exercisable in full and all restrictions on restricted Shares will lapse. Restricted Shares will vest after five years, provided that the Compensation Committee may accelerate vesting of any or all of the Restricted Shares at its discretion. All unvested options held by either Mr. Harris or Mr. Brain will vest and all restrictions with respect to Restricted Shares held by either of them will lapse upon the occurrence of such executive officer's death, separation from service due to disability, termination of employment by the Company without cause, or termination of employment following a material breach by the Company of the terms of his employment agreement. All unvested options held by Mr. Harris also will vest and all restrictions with respect to Restricted Shares held by him will lapse if he resigns following appointment of a chief executive officer from outside the Company. Unvested options and restricted
Shares will be forfeited if the executive officer sells the Shares purchased pursuant to the Share Purchase Program during the five-year period subsequent to grant. The Shares purchased by Mr.
Harris and Mr. Brain pursuant to the Share Purchase Program may not be sold for two years following the consummation of certain formation transactions without the written consent of the Company, except upon a change in control or termination by reason of death, disability or normal retirement.

     Participation by Mr. Harris and Mr. Brain in the Share
Purchase Program after five years will be contingent upon the ownership of Shares with a value equal to five times base salary for Mr. Harris and two and one-half times base salary for Mr.
Brain.

     In addition, Non-Employee Trustees will be granted nonqualified options pursuant to the Share Incentive Plan, as described above.

COMPENSATION COMMITTEE REPORT

     The following report has been prepared by the Compensation
Committee of the Board of Trustees, which has general responsibility for the establishment, direction and administration of all aspects of the compensation policies and programs for the Company's executive officers. During 1997, the Compensation
Committee was composed of two independent trustees, neither of whom is an officer or employee of the Company. Certain executive officers of the Company may attend meetings of the Compensation
Committee, but are not present during discussions or deliberations regarding their own compensation. The Compensation Committee meets at least annually or more frequently as the Company's Board of Trustees may request.

     INTRODUCTION

     The Compensation Committee of the Board of Trustees of the Company is composed of two independent non-employee Trustees. The
Committee is responsible for developing the executive compensation strategy of the Company and monitoring its implementation.








     COMPENSATION PHILOSOPHY

     The Company's executive compensation philosophy has several key objectives:

     . To create a well-balanced and competitive compensation program that utilizes:

          --   Base salary,

          --   Annual incentives, and

          -- Share awards;

     . To reward executives for performance on those internal measures which are believed to lead to increases in shareholder value;

     . To ensure that executives are focused on providing appropriate dividend levels and increasing share price through the use of share awards;

     . To create alignment between the interests of executives and those of the Company's shareholders by requiring share ownership on the part of key executives.

In determining the appropriate compensation levels for the 1997 fiscal year, a third party consulting firm was used to compare EPT compensation to that in a group of REITs with comparable market capitalization. Several of those REITs are also included in the performance graph set forth elsewhere in this proxy statement. EPT compensation levels were targeted at the average for this comparison group of companies for positions with similar job size and job responsibilities.

     COMPENSATION PROGRAMS

     For the 1997 fiscal year, the Company used the following compensation programs to meet its compensation objectives for executive officers:

     Base Salary. Base salary midpoints for executive officers were set at the average for the comparison group for positions with similar job size and job responsibilities. Actual base salaries were set within a pre-determined range around the midpoint to reflect each executive officer's previous experience. In the future, the performance of the Company will be considered, in addition to other factors, in determining each executive officer's base salary.

     Annual Incentive. For the 1997 fiscal year, no annual incentive plan was in place. In future years, an annual incentive plan will be included in the overall executive compensation package. Measures of Company performance will be established for determining awards under the plan.

     Share Awards. The executive officers participated in the following share program:

     Each executive officer was given the opportunity to purchase shares. To facilitate the purchase of these shares, the Company provided each executive officer with a full-recourse loan with interest set at the applicable federal rate. Loan repayment is scheduled for the third, fourth, and fifth anniversary of the loan.

     For every two shares purchased through the program, each executive officer received one share of restricted stock and one stock option. The restricted shares vest at the end of the fifth year after grant and the stock options vest in equal installments of 20% per year, beginning on the first anniversary of the grant.
Vesting on the shares of restricted stock may be accelerated at the discretion of the Compensation Committee. The Compensation
Committee has not chosen to accelerate any executive officer's vesting at this time.








     In return for participation in this program, (which is intended to provide share awards for the next five years), each executive must meet specified share ownership guidelines (five times base salary for the President and two and one-half times base salary for the Chief Financial Officer) at the end of five years.

     COMPENSATION FOR THE PRESIDENT

     As President, Mr. Harris was compensated during 1997 pursuant to an employment agreement entered into in November 1997. This agreement, which extends through November 1999, with provision for one-year extensions which may be exercised commencing November
1998, provides for an annual base salary of $225,000, a signing bonus of $40,000, and participation in the Annual Incentive Program beginning with the 1998 fiscal year. In addition, the agreement provided that the President would purchase 80,000 shares and receive 40,000 stock options which vest in 20% installments over five years plus 40,000 shares of restricted stock which vest at the end of five years, unless the Compensation Committee chooses to accelerate vesting. The President received a full-recourse loan from the Company with a five year term and payments of principal and accrued interest due on the third, fourth, and fifth anniversary of the loan. The employment agreement also provides that the President will retain share ownership equal to five times his base salary at the end of five years.

     IMPACT OF INTERNAL REVENUE CODE SECTION 162(M)

     Section 162(m) of the Code generally limits deductions for federal income tax purposes by publicly held corporations to $1 million dollars of compensation paid to each of the executive officers listed in the corporation's summary compensation table unless compensation in excess of that amount is "performance based" as defined in Section 162(m). Section 162(m) provides, however, for a transition period of up to approximately three years after a company becomes public before the limitations of Section 162(m) become fully applicable to the company.

     Although the Compensation Committee has attempted to design the Company's executive compensation programs so that compensation received pursuant to the compensation program will be deductible in the future under Section 162(m) of the Code, in certain circumstances, it may not be possible or practicable or in the Company's best interests to so qualify compensation programs. In any event, the Compensation Committee anticipates that treatment under Section 162(m) of the Code will not be an issue in the near term because generally no executive officer's non-performance-based compensation is anticipated to exceed $1,000,000 in any one year for the foreseeable future.

                     Compensation Committee:

                         Robert J. Druten
                          Scott H. Ward

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     As discussed above under "Compensation Committee Report," the Compensation Committee has general responsibility for the establishment, direction and administration of all aspects of the compensation policies and programs for the Company's executive officers. During 1997, the members of the Compensation Committee were Messrs. Druten and Ward. Neither member of the Compensation
Committee was, during 1997, an officer or employee of the Company or any of its subsidiaries, or otherwise was formerly an officer of the Company or any of its subsidiaries.

COMPANY PERFORMANCE

     The following performance graph shows a comparison of cumulative total returns for the Company, the S&P 500 index and an index of peer companies which are all real estate investment trusts
("REITs") for the period from November 18, 1997 (the date that the Company's common shares of beneficial interest began trading on the New York Stock Exchange) through December 31, 1997.









              COMPARISON OF CUMULATIVE TOTAL RETURNS
                    (EPT, S&P 500, Peer Group)

                       [PERFORMANCE GRAPH]

             Source: Carl Thompson Associates www.ctaonline.com
                   (303) 494-5472.  Data from Bloomberg
                           Financial Markets



     The cumulative total return on investment for the Company, the S&P 500 index and an index of peer companies is based on the stock price or index at November 18, 1997. The performance graph assumes that the value of an investment in the Company's Shares and each index was $100 at November 18, 1997 and that all dividends were reinvested. The information presented in the performance graph is historical in nature and is not intended to represent or guarantee future returns.

     The performance graph compares the performance of the Company with that of the S&P 500 index and an index of peer companies selected by the Company. Companies in the peer group index are Golf Trust, National Golf, Common Net, Tri Net, CCA Prison, and
Franchise Finance Corporation of America (all REITs).

     The comparison of cumulative total returns presented in the above graph was plotted using the following index values and Share or common stock price values:

                                   November 18,        December 31,
                                    1997                  1997

Entertainment Properties Trust     $100.00             $ 98.00
S&P 500 index                      $100.00             $104.00
Peer Group index                   $100.00             $122.00


                   OWNERSHIP OF COMPANY SHARES

     The following tables set forth certain information as of March
17, 1998 regarding the beneficial ownership of the Shares by each person known to the Board of Trustees to own beneficially 5% or more of the Company's Shares, by each trustee and nominee for trustee of the Company, by each executive officer named in the Summary Compensation Table under "Executive Compensation and Other
Information--Executive Compensation" and by all trustees and officers of the Company as a group. All information with respect to beneficial ownership has been furnished by the respective trustees, officers or 5% or more shareholders, as the case may be.


5% OWNERS

                              Amount and
                              Nature of             Percentage
Name and Address of           Beneficial            of Shares
Beneficial Owners             Ownership /1/        Outstanding /1/



Goldman Sachs Group, L.P.     2,339,200                16.88%
85 Broad Street
New York, NY 10004

Glickenhaus & Co.               810,400                 5.85%
6 East 43rd Street
New York, NY 10017

Equitable Companies, Inc.     1,696,300                12.24%
787 Seventh Ave.
New York, NY 10019










                              Amount and
                              Nature of             Percentage
                              Beneficial            of Shares
Name                          Ownership /1/        Outstanding /1/


MANAGEMENT

Peter C. Brown                 12,500                  0.09%
Robert L. Harris              122,500/2//3/            0.88%
David M. Brain                 62,500/2//3/            0.45%
Charles S. Paul                     0                     0%
Robert Druten                   4,000                  0.03%
Scott H. Ward                  30,000                  0.22%
All trustees and              231,500/2//3/            1.67%
  executive officers as a
  group (6 persons)

/1/ Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Percentage ownership calculations are based on 13,860,100 Shares outstanding.

/2/  Of the shares indicated, 80,000 (Mr. Harris) and 40,000 (Mr.
     Brain) were purchased with proceeds from loans made by the Company to Messrs. Harris and Brain. Each loan bears 6.1% annual interest rate and is due and payable in three installments due in the month of November in years 2000, 2001, and 2002.

/3/  Of the shares indicated, 40,000 (Mr. Harris) and 20,000 (Mr.
     Brain) are restricted shares granted pursuant to the Restricted Share Program.


                              ITEM 2

        RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Trustees, upon recommendation of the Board's
Audit Committee, has selected the independent certified public accounting firm of Ernst & Young LLP as the Company's independent auditors to audit the financial statements of the Company for the year ending December 31, 1998. Shareholders will have an opportunity to vote at the Annual Meeting on whether to ratify the Board's decision in this regard.

     Ernst & Young LLP has served as the Company's independent auditors since its initial public offering in November of 1997. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting. Such representative will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

     Submission of the selection of the independent auditors to the shareholders for ratification will not limit the authority of the Board of Trustees to appoint another independent certified public accounting firm to serve as independent auditors if the present auditors resign or their engagement otherwise is terminated. If the shareholders do not ratify the selection of Ernst & Young LLP at the Annual Meeting, the Company intends to call a special meeting of shareholders to be held as soon as practicable after the Annual Meeting to ratify the selection of another independent certified public accounting firm as independent auditors for the Company.

     THE BOARD OF TRUSTEES RECOMMENDS THAT YOU VOTE FOR APPROVAL OF
THE SELECTION OF ERNST & YOUNG LLP.








     SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's trustees and executive officers, and persons who own more than 10% of the Company's outstanding Shares, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership in the Company's Shares and other equity securities. Securities and Exchange Commission regulations require trustees, executive officers and greater than 10% shareholders to furnish the Company with copies of all Section 16(a) reports they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 1997, all Section 16(a) filing requirements applicable to its trustees, executive officers and greater than 10% shareholders were complied with, except that two initial statements of beneficial ownership on Form 3 were filed late by Peter C. Brown and R. Scott Christian, and four statements of changes in beneficial ownership on Form 4 were filed late by Peter C. Brown, David M. Brain, Robert J. Druten and Scott H. Ward.


                  OTHER BUSINESS OF THE MEETING

     The Board of Trustees is not aware of, and does not intend to present, any matter for action at the Annual Meeting other than those referred to in this Proxy Statement. If, however, any other matter properly comes before the Annual Meeting or any adjournment, it is intended that the holders of the proxies solicited by the Board of Trustees will vote on such matters in their discretion in accordance with their best judgment.


                          ANNUAL REPORT

     The Company's Annual Report to Shareholders, containing financial statements for the year ended December 31, 1997, is being mailed with this Proxy Statement to all shareholders entitled to vote at the Annual Meeting. Such Annual Report is not to be regarded as proxy solicitation material.


          SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

     It is presently anticipated that the 1999 Annual Meeting of Shareholders will be held on May 13, 1999. Shareholder proposals intended for inclusion in the proxy statement for the 1999 Annual
Meeting of Shareholders must be received at the Company's offices, located at 1200 Main Street, Suite 3250, Kansas City, Missouri
64105, within a reasonable time before the solicitation with respect to the meeting is made, but in no event later than March
14, 1999 and in no event earlier than February 12, 1999. Such proposals must also comply with the other requirements of the proxy solicitation rules of the Securities and Exchange Commission.
Shareholder proposals should be addressed to the attention of the Secretary of the Company.

                              By Order of the Board of Trustees


                              David M. Brian
                              Secretary

March 30, 1998
Kansas City, Missouri



                            APPENDIX I --  PROXY

                  ENTERTAINMENT PROPERTIES TRUST
   PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS - MAY 13, 1998
    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES

     The undersigned shareholder of Entertainment Properties
Trust (the "Company"), hereby constitutes and appoints Peter C.
Brown and Robert L. Harris, and each of them, his Attorneys and Proxies (with full power of Substitution in each), and authorizes them to represent the undersigned at the Annual Meeting of Shareholders of the Company to be held at the Leawood Town Center
20 Theatres, 11701 Nall, Leawood, Kansas 66211 on Wednesday, May
13, 1998, at ten o'clock a.m., and at any adjournment thereof, and to vote the common shares of beneficial interest of the Company held by the undersigned as designated below on proposals
1 and 2.

     This Proxy when properly executed will be voted in the manner directed by the shareholder, but if no direction is made, this Proxy will be voted FOR proposals 1 and 2.

1.   Election of Trustee

     __ FOR Trustee listed (except as marked below)
     __ WITHHOLD AUTHORITY to vote for Trustee

          SCOTT H. WARD

2.   Proposal to Approve and Ratify Appointment of Ernst & Young
     LLP, as the independent public accountants for the Company for 1998.

          __ FOR              __ AGAINST               __ ABSTAIN

3. To act upon such other matter, as may properly come before the meeting.

     PLEASE MARK (ON REVERSE SIDE), SIGN, DATE AND RETURN THIS
PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.










Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, trustee or other representative capacity, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer.

The signer hereby revokes all proxies heretofore given to vote at said meeting or any adjournment thereof.


                                        _________________________
                                             Signature of
                                             Shareholder

                                        _________________________
                                             Signature of
                                             Shareholder

                                   Dated:  ________________, 1998


